Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Cascade Coaching Corp on Form SB-2/A-1 of our report dated July 11, 2005 appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this registration statement.

/s/ Malone & Bailey, PC.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 31, 2006